Exhibit 99.1

Appvion Initiates Process to Restructure Debt and Position Business for Long-Term Success

Company and Subsidiaries Commence Chapter 11 Cases to Facilitate Financial Restructuring

Operations Expected to Continue as Usual During Restructuring Process

Commitment for $85 Million in New Debtor-in-Possession Financing to Support Ongoing Operations

Discussions Continuing with Lenders on Plan for Expedited Restructuring and Emergence

(Appleton, Wis., October 1, 2017) – Appvion, Inc. (the “Company”) today announced that it and certain of its subsidiaries filed voluntary petitions for relief under Chapter 11 of the U.S. Bankruptcy Code in the United States Bankruptcy Court for the District of Delaware to facilitate a balance sheet restructuring and better position the business for long-term growth and success.

The Company expects to continue operations as usual and has obtained a commitment for $85 million in new debtor-in-possession (“DIP”) financing from a group of its first lien lenders. Subject to Bankruptcy Court approval, this DIP financing, combined with cash generated by the Company, is expected to provide more than adequate liquidity to support ongoing operations during the process.

“We thoroughly explored various alternatives to address our debt and have been engaged in constructive discussions with our lenders regarding sponsorship of a plan to delever the Company and enhance our liquidity,” said Kevin Gilligan, Chief Executive Officer of Appvion. “While those discussions are active and continuing, we determined that pursuing a restructuring through Chapter 11 is the best path forward for Appvion and our stakeholders. We believe this process will result in a sustainable capital structure for our business.”

Gilligan continued, “The Chapter 11 process itself will have little impact on how we do business. We will continue to implement profit improvement and growth initiatives to optimize our operations and maximize the efficiency of our supply chain. As we work toward restructuring and emergence, we will remain focused on combining our market insight, extensive manufacturing capabilities, and unique coating technologies to serve our customers’ needs. Our goal is to emerge a stronger company – well positioned to compete long-term in the evolving coated paper market and further invest in the innovation that has made Appvion a market leader.”

The Company will work closely with its customers and vendors to ensure that ongoing obligations are met and that production and delivery are uninterrupted.

Appvion has filed with the Bankruptcy Court a series of customary motions seeking to maintain business-as-usual operations during the process. These “first day” motions include requests to continue payment of employee wages and benefits and honor customer programs as well as other motions to ensure a smooth transition into Chapter 11 without business interruption.

For more information about Appvion’s restructuring, including access to Bankruptcy Court documents, please visit https://cases.primeclerk.com/appvion, contact the Company’s proposed noticing and claims agent at (866) 315-0467 (for toll-free domestic calls) and (929) 342-0756 (for tolled international calls), or email appvioninfo@primeclerk.com.

DLA Piper is serving as legal counsel to Appvion, Guggenheim is serving as the Company’s investment banker, and Alan Holtz of AlixPartners is serving as the Company’s Chief Restructuring Officer.

About Appvion

Appvion creates product solutions through its development and use of coating formulations and applications. The Company produces thermal, carbonless, security, inkjet, digital specialty, and colored papers. Headquartered in Appleton, Wisconsin, Appvion operates coating and converting plants there and in West Carrollton, Ohio and a pulp and paper mill in Roaring Springs, Pennsylvania. The Company employs approximately 1,400 people and is 100% employee-owned. For more information, visit www.appvion.com.

Media Contacts:	Bill Van Den Brandt
Senior Manager, Corporate Communications
(920) 991-8613
bvandenbrandt@appvion.com

Finsbury
Kal Goldberg / Sherri L. Toub / Nick Leasure
(646) 805-2854

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